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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                            Point Therapeutics, Inc.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $0.01 Per Share

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   730694 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 14, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [   ] Rule 13d-1(b)
       [   ] Rule 13d-1(c)
       [ X ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.:   730694 10 6
--------------------------------------------------------------------------------
1.   Names of Reporting Persons:

                                Thomas M. Claflin
         I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
(b)  X
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:       Massachusetts, USA
--------------------------------------------------------------------------------
                   5.      Sole Voting Power:     -0-
                   -------------------------------------------------------------
Number of          6.      Shared Voting Power:
Shares                     348,306 shares held by Claflin Capital VI
Beneficially               244,535 shares held by Claflin Capital VII
Owned by                   310,410 shares held by Black Diamond Fund, L.P.
Each Reporting     -------------------------------------------------------------
Person With        7.       Sole Dispositive Power:   -0-
                   -------------------------------------------------------------
                   8.      Shared Dispositive Power:
                           348,306 shares held by Claflin Capital VI
                           244,535 shares held by Claflin Capital VII
                           310,410 shares held by Black Diamond Fund, L.P.
--------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 903,251 (ownership disclaimed pursuant to Rule 13d-4 of the Securities Exchange Act of 1934)
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions):
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9):   9.74%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions):   IN
--------------------------------------------------------------------------------

.................................................................................

.................................................................................

.................................................................................

.................................................................................

--------------------------------------------------------------------------------

ITEM 1.           (a)      Name of Issuer:

                                    Point Therapeutics, Inc.

                  (b)      Address of Issuer's Principal Executive Offices:

                                    125 Summer Street
                                    Boston, Massachusetts 02110

ITEM 2.           (a)      Name of Person Filing:

                                    Thomas M. Claflin

                  (b)      Address of Principal Business Office or, if None,
                           Residence:

                                    c/o Claflin Capital Management, Inc. 10
                                    Liberty Square, Suite 300 Boston,
                                    Massachusetts 02109

                  (c)      Citizenship:

                                    Massachusetts, USA

                  (d)      Title of Class of Securities:

                                    Common Stock, Par Value $0.01 Per Share

                  (e)      CUSIP Number:

                                    730694 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

(a)      [   ]   Broker or dealer registered under section 15 of the Act (15
                 U.S.C. 78o).

(b)      [   ]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)      [   ]   Insurance company as defined in section 3(a)(19) of the Act
                 (15 U.S.C. 78c).

(d)      [   ]   Investment company registered under section 8 of the
                 Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)      [   ]   An investment adviser in accordance with Section
                 240.13d-1(b)(1)(ii)(E);

(f)      [   ]   An employee benefit plan or endowment fund in accordance
                 with Section 240.13d- 1(b)(1)(ii)(F);

(g)      [   ]   A parent holding company or control person in accordance
                 with Section 240.13d- 1(b)(1)(ii)(G);

(h)      [   ]   A savings associations as defined in Section 3(b) of the
                 Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)      [   ]   A church plan that is excluded from the definition of an
                 investment company under section 3(c)(14) of the Investment
                 Company Act of 1940 (15 U.S.C. 80a-3);

(j)      [   ]   Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)      Amount beneficially owned:

                  903,251 (ownership disclaimed pursuant to

                           Rule 13d-4 of the Securities Exchange Act of 1934)

--------------------------------------------------------------------------------
(b)      Percent of class:

                  9.74%

--------------------------------------------------------------------------------
(c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote:
                                   -0-

                  --------------------------------------------------------------
                  (ii)     Shared power to vote or to direct the vote:
                           348,306 shares held by Claflin Capital VI
                           244,535 shares held by Claflin Capital VII
                           310,410 shares held by Black Diamond Fund,
                           L.P.

                  --------------------------------------------------------------
                  (iii) Sole power to dispose or to direct the disposition of:
                                   -0-

                  --------------------------------------------------------------
                  (iv) Shared power to dispose or to direct the disposition of: 348,306 shares held by Claflin Capital VI 244,535 shares held by
                           Claflin Capital VII 310,410 shares held by
                           Black Diamond Fund, L.P.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

              Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

              Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

              Not applicable.

ITEM 10.   CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     April 25, 2003
                                         --------------------------------------
                                                         Date

                                                 /S/ Thomas M. Claflin
                                         --------------------------------------
                                                       Signature

                                                   Thomas M. Claflin
                                         --------------------------------------
                                                      Name/Title



ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
           CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)